Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is entered into by and between SOUTHWEST GAS CORPORATION, SOUTHWEST GAS HOLDINGS, INC. (collectively along with their successors, the “Company”), and ROBERT J. STEFANI (“Executive”, and collectively herein the “Parties”), as of October 31, 2022 (the “Effective Date”).

WHEREAS, the Company desires to employ Executive as the Senior Vice President/Chief Financial Officer of the Company and Executive desires to be employed by the Company in such capacity, on the terms and conditions set forth herein;

WHEREAS, concurrently with this Agreement, Executive will sign and deliver to the Company the Change in Control Agreement provided by the Company, substantially in the form attached as Exhibit A hereto (the “Change in Control Agreement”), on or prior to the Effective Date;

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is mutually covenanted and agreed by and between the Parties as follows:

1. Position.

(a) Title and Duties. Effective as of November 21, 2022 (the “Commencement Date”) Executive will serve as the Senior Vice President and Chief Financial Officer of the Company reporting to the President and Chief Executive Officer (“CEO”), and will, unless decided otherwise by the CEO, perform the duties typical of this position in similar companies, including any duties assigned to Executive from time to time by the CEO.

(b) Full Business Time and Attention. Executive shall devote Executive’s full business time and attention to the affairs of the Company and, except upon the prior written consent of the Company, Executive will not, while employed by the Company, directly or indirectly, (i) accept any other employment, or (ii) engage, in any other business activity (whether or not pursued for pecuniary advantage) that might interfere with Executive’s duties and responsibilities hereunder or that could create a conflict of interest with the Company.

(c) Place of Employment. Executive will perform Executive’s duties under this Agreement full-time at the Company’s headquarters in Las Vegas, Nevada. Though the Executive will maintain a residence in the Las Vegas, Nevada area, his dependents will remain in Illinois and he will work according to the terms of Par. 1(b), supra, reasonably traveling between locations. The Company reserves the right to require reasonable business travel.

(d) No Conflict. Executive represents and warrants that Executive’s execution of this Agreement, Executive’s employment with the Company, and the performance of Executive’s duties under this Agreement shall not violate any obligations Executive may have to any other employer, person or entity, including any obligations with respect to proprietary or confidential information of any other person or entity.

2. At Will Employment. Executive and the Company understand and acknowledge that Executive’s employment with the Company is on an “at will” basis. Executive and the Company acknowledge that this employment relationship may be terminated at any time, with or without cause or for any or no reason, at the option either of the Company or Executive; provided, however, that Executive agrees to provide the Company and the Company agrees to provide the Executive with at least thirty (30) days written notice of termination of his employment, provided, however, that such notice by the Company is not required in the event of termination for cause. Although Executive’s job duties, compensation, and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of Executive’s employment may only be changed in an express written agreement signed by Executive and a duly authorized executive officer of the Company (other than Executive) as authorized by the Company’s Board of Directors.

3. Compensation and Benefits.

(a) Base Salary. During his employment hereunder, the Company shall pay Executive a base salary at the annualized rate of USD $550,000, less applicable withholdings (the “Base Salary”). The Base Salary shall be paid periodically in accordance with the Company’s standard payroll policies and practices. Executive’s base salary shall be reviewed in normal course with similarly situated executives for merit and inflation increases, if any. Any increase in base salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement. During the first three years following the Commencement Date, base salary shall not be reduced after any such increase and the term Base Salary as utilized in this Agreement shall refer to Annual Base Salary as so increased.

(b) Signing Bonus. Executive shall earn a cash signing bonus of USD $625,000, less applicable withholdings, on the Effective Date. The Signing Bonus shall be paid within sixty (60) days following the Commencement Date but not earlier than January 1, 2023. If this agreement is terminated between Effective and Commencement Date by the Company involuntarily for reasons other than for Cause as defined in the Change in Control Agreement, the Company shall pay the Executive USD $650,000 within sixty (60) days of that termination date. If, within 24 months following the Commencement Date, Executive terminates his employment for any reason other than “Good Reason” (as that term is defined in the Change in Control Agreement) or if the Company terminates Executive’s employment for “Cause” (as that term is defined in the Change in Control Agreement,), Executive shall repay to the Company the full USD $625,000 signing bonus in one lump sum not later than 60 days following the date of termination (the “Repayment Deadline”). By signing below, Executive hereby consents to the Company deducting (to the extent permitted under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) the net amount paid to him up to USD $625,000 (after tax withholdings) from any amounts for which Executive otherwise might be eligible to receive from the Company if for any reason Executive does not make full repayment by the Repayment Deadline.

(c) Short-Term Incentive Awards. For each calendar year during Executive’s employment hereunder, Executive shall be eligible to participate in the Management Incentive Plan, or any successor plan, which is the Company’s annual cash incentive program (the “Annual Incentive”). As of the Effective Date, Executive’s annual target incentive opportunity shall be equal to 70% of Executive’s Base Salary (the “Target Incentive”); provided, that Executive’s Target Incentive for 2022 shall be prorated by multiplying the Target Incentive percentage by a fraction, the numerator of which is the number of days from and including the Commencement Date through December 31, 2022, and the denominator of which is 365. The actual amount of Annual Incentive earned in any calendar year shall be based on the achievement of performance goals established by the Compensation Committee of the Southwest Gas Holdings, Inc. Board of Directors (the “Compensation Committee” and “Board” respectively). The Compensation Committee shall make any determinations regarding the Target Incentive in its discretion. During the first three years the Executive’s Target Incentive Opportunity will not be reduced below 70% of Executive’s Base Salary. If earned, the Annual Incentive will be paid not later than March 15th of the year following the year to which the Annual Incentive relates. Executive understands and agrees that in order to be eligible for any Annual Incentive, Executive must comply with all terms and conditions contained in the Management Incentive Plan document. If within three years following the Commencement Date, the Executive is involuntarily terminated during the course of an Annual Incentive plan year, and such termination is not for Cause nor in connection with a Change in Control of the Company (each as defined in the Change in Control Agreement), Executive will receive an actual Annual Incentive amount for that plan year equal to 70% of Executive’s Base Salary (no proration for months of service applied) upon the normal payment schedule.

(d) Long-Term Incentive Awards. During Executive’s employment hereunder, Executive shall be eligible to participate in the Southwest Gas Holdings, Inc. Omnibus Incentive Plan or any successor plan (the “LTI Plan”), subject to the terms of the LTI Plan, as determined by the Compensation Committee, in its discretion. Commencing in 2023 and continuing during Executive’s employment hereunder, Executive shall be eligible to receive awards under the LTI Plan on terms consistent with the terms of awards provided under the LTI Plan to the Company’s other executive officers. Executive’s target award opportunity for annual awards under the LTI Plan shall be equal to 190% of Executive’s Base Salary. This target award opportunity will not be reduced below 190% of Executive’s Base Salary during the first three years of employment. The 2023 LTI Plan opportunity will be paid to Executive 30% in Restricted Stock Units (“RSUs”) and 70% in Performance Share Units (“PSUs”). Future awards will be paid in a mix of cash and/or equity as determined by the Committee and consistent with other Company executive officers. If, within three years following the Commencement Date, Executive’s employment is involuntarily terminated other than for Cause or in connection with a Change in Control of the Company (each as defined in the Change in Control Agreement), then Executive shall receive prorated Performance awards. The prorated number of Performance Shares (defined in the Omnibus Incentive Plan) earned shall not be determined until the end of each performance period. The number of Performance Shares earned shall be determined by multiplying the ratio of actual months of service to 36 months of the original performance period by the percentage of Performance Shares earned, based on actual performance achieved over the original performance period with the resulting product being increased, if appropriate, for dividends. Such earned Performance Shares shall be distributed following completion of each performance period on the normal schedule of distributions to LTI Plan participants. If, within three years following the Commencement Date, Executive’s employment is involuntarily terminated other than for Cause or in connection with a Change in Control of the Company (each as defined in the Change in Control Agreement), all unvested RSUs (plus applicable dividend equivalents) shall vest and all other restrictions placed on such RSUs shall be removed. If Executive’s employment is involuntarily terminated other than for Cause or in connection with a Change in Control of the Company (each as defined in the Change in Control Agreement) after the three-year anniversary of the Commencement Date, vesting and distribution of Performance Shares and RSUs shall be as described in the Omnibus Incentive Plan and award agreements.

(e) Additional Equity Grant. Executive shall earn a special one-time grant of RSUs with a grant date fair value of USD $2,100,000 at the Commencement Date. This one-time grant of RSUs will vest 1/3 on the first anniversary of the Commencement Date; 1/3 on the second anniversary of the Commencement Date and 1/3 on the third anniversary of the Commencement Date. Vesting of these RSUs is contingent upon continued employment with the Company or its successor(s) on the applicable vesting dates. However, if Executive’s employment is involuntarily terminated other than for Cause these RSUs shall vest immediately at the Executive’s termination date to the extent not already vested under the Change of Control Agreement. If the Company terminates this agreement between Effective Date and Commencement Date for reasons other than for Cause, the Company will pay to the Executive in cash USD $2,100,000, net withholding tax, within sixty (60) days of that contract termination date.

(f) Employee Benefits. During Executive’s employment hereunder, Executive and his eligible dependents shall be eligible to participate in the Company’s 401(k) and health and welfare plans as in effect from time to time, on the same basis as such plans are generally made available to other executive officers and employees of the Company (or their dependents, as the case may be), and Executive will be entitled to paid holidays and paid time off, in each case, in accordance with the Company’s then current policies and practices. Executive also shall be eligible for any executive-level benefits as in effect from time to time, on the same basis as such plans are generally made available to other senior executives of the Company in accordance with the terms of any such benefits plans. Currently provided executive-level benefits include participation in the Executive Deferral Plan, a $2,500 yearly allowance toward the cost of an annual physical examination and a $5,000 allowance once every three years for basic estate and financial planning (may not be used for income tax filings). For clarity, nothing herein shall be deemed to restrict the Company’s ability to terminate or amend the terms of any benefits plans or incentive plans at any time without further obligation to Executive.

(g) Relocation Benefits. Within the first sixty (60) days following the Commencement Date, Executive shall receive a one-time payment of $25,000 toward the cost of housing (including deposits), partial household goods relocation, initial travel for Executive and dependents to select a Las Vegas, NV household, and vehicle registration. If during the four years and six months following the Commencement Date, Executive moves his family and primary residence to the Las Vegas area, the Company shall pay, or reimburse Executive for, reasonably incurred expenses for movement of remainder of Executive’s household goods. Executive’s eligibility for the relocation benefits shall be subject to, and provided in accordance with, the Company’s relocation policy, with the amount of relocation benefits determined by the Company following consultation with its relocation provider.

(h) Clawback. All amounts payable under this Agreement (including, for clarity, amounts payable under any short-term incentive plan, the LTI Plan or any successor or similar plans) that are subject to any policy when paid (whether in existence as of the Effective Date or later adopted) established by the Company providing for clawback or recovery of amounts that were paid to Executive may in fact be subject to clawback or recovery by the Company. The Company will make any determination for clawback or recovery in its sole discretion and in accordance with any applicable law or regulation.

4. Expenses. The Company will pay or reimburse Executive for reasonable business travel and other properly-incurred business expenses incurred by Executive in the furtherance of or in connection with the performance of Executive’s duties hereunder, subject to, and in accordance with, the Company’s expense reimbursement policies.

5. Termination Benefits. Termination benefits related to a Change-in-Control of the Company are addressed separately in Executive’s Change in Control Agreement and are not addressed in this Paragraph. If Executive’s employment is involuntarily terminated other than for Cause (as defined in the Change in Control Agreement), within three years following the Commencement Date, the Company shall pay to Executive, within thirty (30) days following the termination date, an amount equal to 1.5 times the then-current base salary of the Executive. The Company shall also pay to Executive the 100% of Annual Incentive Plan target value of the Executive’s Target Incentive for the entire calendar year in which the termination occurs, paid on the normal schedule for the Annual Incentive. In return for and prior to receiving such payment, Executive agrees to execute a release of all claims against the Company, its directors, officers, employees and affiliates.

6. Confidentiality and Non-Disclosure.

(a) Confidential Information. Executive understands and acknowledges that during the Employment Term, Executive will have access to and learn about the Company’s Confidential Information. “Confidential Information” shall have the broadest possible meaning under applicable law and shall include information belonging to the Company that is not generally known to the public, whether reduced to writing or in a form from which such information can be obtained, translated or derived into reasonably usable form, that has been provided to Executive during his employment with the Company and/or Executive has gained access to while employed by the Company and/or was developed by Executive in the course of Executive’s employment with the Company, regardless of whether such information is marked confidential. Executive acknowledges and agrees that Executive’s employment with the Company creates a relationship of confidence and trust with the Company with respect to all the Company’s Confidential Information. Therefore, at any time during Executive’s employment or following the termination of Executive’s employment with the Company for any reason, whether voluntary or involuntary, Executive shall not, except as required in the conduct and for the benefit of the Company’s business or as authorized in writing by the Company, use, publish, communicate or disclose any of the Company’s Confidential Information in any manner whatsoever.

(b) Defend Trade Secrets Act Immunity. Notwithstanding any provisions in this Agreement or Company policy applicable to the unauthorized use or disclosure of trade secrets, Executive is hereby notified that, pursuant to the Defend Trade Secrets Act as contained in 18 U.S.C. § 1833, Executive cannot be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law. Executive also may not be held so liable for such disclosures made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, individuals who file a lawsuit for retaliation by the Company for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order provided Executive’s actions are consistent with 18 U.S.C. § 1833. Additionally, nothing in this Agreement prohibits Executive from taking any action to communicate with the U.S. Securities and Exchange Commission about a possible securities law violation in compliance with all whistleblower statutes and regulations.

7. Non-Disparagement. During the term of this Agreement and at all times thereafter, Executive agrees not to make, or cause any other person to make, any communication that disparages the Company or its affiliates, subsidiaries, agents, shareholders, members, or advisors (or any of its or their respective employees, officers or directors, it being understood that communication made in Executive’s good faith performance of Executive’s duties hereunder shall not be deemed disparaging for purposes of this Agreement) or that adversely affects the goodwill, reputation, business, or business relationships of the Company or its affiliates, subsidiaries, agents, shareholders, members, or advisors or any of its or their respective employees, officers or directors. Similarly, the Company agrees to instruct the Board and the Company’s executives (and use commercially reasonable efforts to ensure compliance with such instruction) to not disparage the Executive and to refrain from any action which could reasonably be expected to result in embarrassment to the Executive. This Section 7 does not, in any way, restrict or impede Executive from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order.

8. Cooperation. The Parties agree that certain matters in which Executive will be involved during Executive’s employment with the Company may necessitate Executive’s cooperation in the future. Accordingly, following the termination of Executive’s employment for any reason, to the extent reasonably requested by the Board, Executive shall cooperate with the Company in connection with matters arising out of Executive’s service to the Company; provided that, the Company shall make reasonable efforts to minimize disruption of Executive’s other activities.

9. Section 409A.

(a) All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by Executive during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any taxable reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year. Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit and shall comply with Treas. Regs. § 1.409A-3(i)(1)(iv).

(b) The Parties intend that this Agreement will be interpreted and administered such that the payments and benefits hereunder are exempt from or comply with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with or are exempt from Section 409A of the Code. The Parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(c) Any payment by the Company to Executive under this Agreement that is subject to Section 409A of the Code and that is contingent on a termination of employment is contingent on a “separation from service” within the meaning of Section 409A of the Code. Each such payment is intended to be a separate payment for purposes of Section 409A of the Code. The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treas. Regs. § 1.409A-1(h).

(d) If, upon separation from service, Executive is a “specified employee” within the meaning of Section 409A of the Code, any payment under this Agreement that is subject to Section 409A of the Code, is payable on a separation from service, and would otherwise be paid within six months after Executive’s separation from service will instead be paid in the seventh month following Executive’s separation from service (to the extent required by Section 409A(a)(2)(B)(i) of the Code).

(e) The Company makes no representation or warranty and shall have no liability to Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

10. Withholding. All compensation and benefits are subject to reduction (or payment by Executive, to the extent that additional amounts are required) to reflect applicable withholding and payroll taxes and other deductions authorized or required by federal, state or local law.

11. Dispute Resolution. Any dispute, claims, or controversy arising out of or relating to this Agreement shall be brought and exclusively decided in the federal or state courts of the State of Nevada, where Executive expressly agrees to personal jurisdiction.

12. Assignment. This Agreement shall be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive’s death and (b) any successor or assign of the Company. The Company may assign this Agreement without the consent of Executive to an affiliate or successor. Any such successor or assign of the Company shall be deemed substituted for the Company under the terms of this Agreement as appropriate. As used herein, “successor” shall include any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly, acquires all or substantially all of the assets or business of the Company. Any attempted assignment, transfer, conveyance or other disposition (other than as aforesaid) of any interest in the rights of Executive to receive any form of compensation hereunder shall be null and void.

13. Notices. Other than any notice or service of process required in connection with a legal action in court or arbitration, which is in no way waived under this Agreement, all notices, requests, demands and other communications called for hereunder shall be in writing and shall be deemed given if delivered personally, one (1) day after mailing via Federal Express overnight or a similar overnight delivery service, or three (3) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the Parties or their successors in interest at the following addresses, or at such other addresses as the Parties may designate by written notice in the manner aforesaid:

If to the Company:	Southwest Gas Holdings, Inc. Attn. General Counsel 8360 S. Durango Drive Las Vegas, NV 89113

or such other location that serves as the Company’s principal place of business.

If to Executive:
Robert J. Stefani

14. Severability and Remedies. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision. No right, power or remedy conferred upon a party in this Agreement shall be exclusive, and each such right, power and remedy shall be cumulative and in addition to every other right, power, or remedy, whether conferred in this Agreement or any other agreement, or now or hereafter available at law or in equity or by statute or otherwise.

15. Director and Officer Insurance. Company will maintain Director and Officer Insurance for the Executive at same level as similarly situated executive officers in the Company.

16. Entire Agreement. This Agreement represents the entire agreement and understanding between the Company and Executive concerning Executive’s employment relationship with the Company, and supersedes any and all prior agreements and understandings concerning Executive’s employment relationship with the Company. For the sake of clarity, the Executive’s Change in Control Agreement is not included in this merger clause.

17. No Oral Modification, Cancellation or Discharge. This Agreement may only be amended, canceled or discharged in writing signed by Executive and the Company.

18. Governing Law. This Agreement shall be governed by the internal substantive laws, but not the choice of law rules, of the State of Nevada.

19. Acknowledgment. Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

20. Counterparts. This Agreement may be executed by facsimile or other electronic transmission and in counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one agreement binding on the Parties.

[Remainder of page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, the undersigned have executed this Executive Employment Agreement as of the date first set forth above.

SOUTHWEST GAS HOLDINGS, INC.

By:	/s/ Karen S. Haller
Karen S. Haller
President and Chief Executive Officer

SOUTHWEST GAS CORPORATION

By:	/s/ Karen S. Haller
Karen S. Haller
Chief Executive Officer

EXECUTIVE:

/s/ Robert J. Stefani
Robert J. Stefani